EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Teekay LNG Partners L.P.:

(1)	No. 333-124647 on Form S-8 pertaining to the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan,

(2)	No. 333-174220 on Form F-3 and related prospectus for the registration of up to $750,000,00 of common units representing limited partnership units, and

(3)	No. 333-170838 on Form F-3 and related prospectus for the registration of 1,052,749 common units representing limited partnership units;

of our reports dated April 11, 2012 with respect to the consolidated financial statements as at and for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 20-F of Teekay LNG Partners L.P.

Vancouver, Canada	/s/ KPMG LLP
April 11, 2012	Chartered Accountants